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                                                                    EXHIBIT 99.1

                 SPC ACQUISITION ADDS BREAKTHROUGH HIERARCHICAL
                 CAPABILITIES TO CADENCE SOC DESIGN TECHNOLOGY

          Full-Chip Virtual Prototyping Complements SP&R Solutions to
                   Accelerate Design of Very Large-Scale ICs

            SAN JOSE, Calif. - November 7, 2001 - Cadence Design Systems, Inc. (NYSE: CDN), the world's leading supplier of electronic design products and services, today announced it has signed a definitive agreement to acquire Silicon Perspective Corp. (SPC), a privately-held design technology firm headquartered in Santa Clara, California. The financial terms of the agreement were not disclosed. Cadence(R) expects the acquisition to be completed in December 2001.

            First Encounter, SPC's advanced virtual prototyping tool, includes hierarchical floorplanning, placement, and analysis that reduce cycle times for large designs. First Encounter will augment both current PKS/Silicon Ensemble(R)(SE)-PKS and future Integration Ensemble (IE) for SoC synthesis, place & route (SP&R) design technology from Cadence, thus enabling designers to complete very large chips faster. First Encounter is currently used in conjunction with Cadence SP&R at numerous customer sites, with proven success.

            Upon completion of the acquisition, Cadence will immediately be able to provide a solution that accelerates the implementation of very large designs containing several millions of gates, based on advanced SPC technology and the proven, industry-leading Cadence IC implementation tools, PKS and SE-PKS. Cadence channel strengths are expected to accelerate the proliferation of SPC's technology into the market.

            "The SPC acquisition brings Cadence the leading virtual prototype solution available today," said Ray Bingham, president and CEO of Cadence. "SPC's technology allows designers to explore physical implementation feasibility - an early, accurate view of a very large design - in a matter of hours, before going through a detailed back-end process. The combination of PKS and SE-PKS with SPC's leading-edge virtual prototyping will provide our customers with the most complete, compelling solution in the electronic design marketplace."

            The combination of SPC's First Encounter and PKS/SE-PKS creates the highest capacity physical design flow available for large-scale SoCs. With this electronic design technology solution, engineers can explore the impact of implementation choices on chip performance and physical viability. IC designers can use First Encounter to produce a high quality floor plan, and then complete the implementation using PKS/SE-PKS.

            "First Encounter is widely acknowledged as the best prototyping product available," said Ping Chao, SPC's CEO. "By joining forces with Cadence, we can better address the design community's needs. The combination of our teams will enable us to quickly serve many more customers with this technology."

            "Hierarchical implementation based on a full-chip virtual prototype is the high-performance strategy for multi-million gate designs," said Lavi Lev, senior vice president and general manager for the Cadence IC Solutions Business. "SPC significantly augments the proven
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Cadence existing solution to more completely meet our customers' most demanding
IC design needs."

            Once the acquisition is completed, SPC will operate as a separate group within Cadence. SPC will continue to work out of its headquarters building in Santa Clara, and its 70 employees will become Cadence employees. Cadence and SPC will continue to support First Encounter in use with non-Cadence physical design technology.

            ABOUT SPC

            SPC helps engineers to create full-chip silicon virtual prototypes that provide design closure throughout the design cycle, from RTL through placement based on internal routing prediction. SPC was founded in 1996. It provides electronic design tools that bridge the gap between front-end logic designers and the back-end physical realm. SPC targets the ASIC, COT, and SoC marketplaces, specifically for designs in excess of one million gates with process geometries of 0.18 micron and below. More information about the company, its products and services are available at www.siperspective.com.

            ABOUT CADENCE

            Cadence is the largest supplier of electronic design technologies, methodology services, and design services. Cadence solutions are used to accelerate and manage the design of semiconductors, computer systems, networking and telecommunications equipment, consumer electronics, and a variety of other electronics-based products. With approximately 5,700 employees and 2000 revenues of approximately $1.3 billion, Cadence has sales offices, design centers, and research facilities around the world. The company is headquartered in San Jose, Calif., and traded on the New York Stock Exchange under the symbol CDN. More information about the company, its products and services are available at www.cadence.com.

            Except for historical information, the matters discussed in this release contain forward-looking statements based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a detailed discussion of these and other cautionary statements, please refer to Cadence's filings with the Securities and Exchange Commission. These include the Company's annual Report on Form 10-K for the year ended December 30, 2000 and the most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

            Cadence and the Cadence logo are registered trademarks of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.

For more information, please contact:

Judy Erkanat
Cadence Design Systems, Inc.
408-894-2302
jerkanat@cadence.com